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                                                                   EXHIBIT 14(a)


INDEPENDENT AUDITORS' CONSENT


We consent to the use in Registration Statement No. 811-02688 on Form N-14 of Merrill Lynch Municipal Bond Fund, Inc. of our report dated August 17, 2001 for Merrill Lynch Municipal Bond Fund, Inc. (the "Fund") appearing in the June 30, 2001 Annual Report of the Fund, and to the references to us under the captions "COMPARISON OF THE FUNDS - Financial Highlights - Limited Maturity Portfolio" and "EXPERTS", appearing in the Proxy Statement and Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP
-------------------------
New York, New York
January 10, 2002